Exhibit 10.5
Channel Code

NOVACHARGE, LLC
ELECTRIC VEHICLE CHARGING STATION AUTHORIZED
RESELLER AGREEMENT

This Agreement is executed as of October 16th, 2009 (the "Effective Date") by and between NOVACHARGE, LLC, a Florida corporation, with its headquarters located at 8710 W. Hillsborough Avenue, #104, Tampa, FL 33615 ("NovaCharge"), and ECHARGING STATIONS, LLC., a Florida limited Liability Corporation, with its principal office located at 9900 SW 70 Avenue, Miami, FL 33156 ("Reseller"). NovaCharge and the Reseller are each a "Party" and are collectively referred to herein as "the Parties."

In consideration of the mutual promises and obligations herein contained, the Parties agree as follows:

AGREEMENT

1.   Purpose

The purpose of this Agreement is to set forth the terms and conditions under which:

A. NovaCharge is an authorized distributor for certain products of Coulomb Technologies, Inc. ("CTI") and this Agreement defines Reseller's rights to resell such CTI products on behalf of NovaCharge.

B. NovaCharge will resell to Reseller and Reseller will purchase from NovaCharge electric vehicle charging stations and related products, as well as components and parts thereof, other than on-vehicle products, manufactured by CTI and sold through NovaCharge (collectively, the "Products"), and under which Reseller is appointed by NovaCharge and authorized to resell, lease, rent, donate, let, loan or demonstrate or contract to do any of the preceding (collectively, "resell") the Products as set forth in Exhibit 1 to customers who purchase the Products (collectively, the "Customers"). NovaCharge may update Exhibit 1 from time to time upon notice from NovaCharge, effective upon receipt of such notice.

C. Reseller will undertake the obligations imposed upon it hereunder, including achievement of the Minimum Purchase and Performance Requirements set forth on Exhibit 2 (the "Minimum Requirements"). The Parties may upon mutual agreement update Exhibit 2 from time to time.

2.   Independent Contractor

Reseller is and at all times shall be an independent contractor in all matters relating to this Agreement. Reseller and its employees are not agents of NovaCharge for any purposes and have no power or authority to bind or commit NovaCharge in any way.

3.   Territory

A.
Provided that the Reseller meets the Minimum Requirements and is otherwise in compliance with the terms of this Agreement, Reseller shall be a non - exclusive representative for the territory described in Exhibit 3.

Except as may be authorized in writing by NovaCharge, Reseller shall not resell Products from any location outside of the Territory.

Channel Code

4.   Direct Sales by NovaCharge

Both NovaCharge and CTI may make direct sales without consultation or permission from the Reseller for the Territory. Notwithstanding the prior sentence: (i) NovaCharge will not pursue the Customer leads it provides to Reseller unless Reseller is unable to complete a sale to such lead in a reasonable time period from the date of such lead; and (ii) NovaCharge shall not directly seek to solicit any client or customer with respect to the Product to whom Reseller has sold or for whom Reseller has contracted with to sell or provide any Product.

5.   Reseller Responsibilities

Reseller shall, within the Territory, actively promote the sale, proper safety of the Products, including but not limited to the following:

A.
Reseller will, at its own expense, use its reasonable commercial efforts to market and promote the Products to Customers in the Territory consistent with good business ethics and in a manner that will reflect favorably on NovaCharge and CTI and the goodwill and reputation of NovaCharge and CTI, including but not limited to attendance at trade shows and conferences, collaborating with local electric vehicle advocacy groups, advertising and public relations.

B.
Within forty-five (45) days after the Effective Date of this Agreement, Reseller shall designate for its personnel, persons who shall receive such training with respect to the Products as required by NovaCharge, provided such training is reasonably available within the time period specified in this Section, and Reseller shall be responsible for all costs and expenses associated with such training. At any time during the term of this Agreement, NovaCharge may require that Reseller complete additional training with respect to the Products.

C.
Reseller shall attend periodic NovaCharge reseller's meetings at the request of NovaCharge. NovaCharge will provide reasonable notice of all reseller's meetings. Reseller shall be responsible for all costs and expenses associated with such attendance and NovaCharge shall not charge a fee to Reseller for such meetings.

D.
Reseller shall be responsible for all costs, liabilities and obligations, including, but not limited to, any and all commissions and other fees, incurred in connection with Reseller's promoting, marketing, distribution, or selling the Products. Reseller will fully comply with all applicable laws, rules and regulations in the exercise of its rights and performance of its duties and obligations under this Agreement and will not engage in any illegal or unethical business practices in promoting, marketing or distributing the Products. Reseller will limit its claims and representations concerning the Products to those made in the published Product literature, and will be responsible for any claims or representations concerning the Products in excess of or inconsistent with such claims of NovaCharge or CTI.

E.
Reseller shall be responsible to maintain a proper business office (defined as one which may not be maintained in a residential building/property or serve as a home/office), employ properly trained personnel to the extent necessary to meet its responsibilities hereunder throughout the Territory.

F.
Reseller will maintain technical personnel with sufficient knowledge of the Products to assist Customers with respect to the general operation and use of the Products, including providing general Product information and configuration support; collecting relevant technical problem identification information; and providing basic support on the standard protocols and features.

Channel Code

G.
Maintain its operations during normal business hours Monday Through Friday and/or during any other times required and/or necessary by Federal, State or City law to properly serve Customers and potential Customers in a safe and efficient manner.

H.
To the extent possible, keep itself and NovaCharge informed of conditions of the market in the Territory which are material to the sale of the Products, including publicly available information relating to competitors' products, services and customers; provided, that Reseller shall not be required to provide any information about a competitor's products or services if doing so would violate the contractual confidentiality obligations of Reseller.

I.	Do all things necessary and proper to develop and increase the demand for the Products within the Territory.

J.	Maintain a sufficient number, as determined mutually by the Parties, of demonstration Products in good working order so that effective demonstrations of the qualities, features, applications and operation of the Products may be made to prospective customers. All demonstration units shall be purchased by Reseller at the then-current list price. The expense for the shipping of any demonstration unit will be borne by Reseller. Reseller must maintain such demonstration units in good order. In the event that any demonstration units are sold, Reseller must: (i) inform the purchaser of such demonstration units that the units are "used" and (ii) mark such demonstration units as "used."

K.	Promptly upon the sale of a Product, work with Customers to register with CTI' s ChargePointTM network to, among other items, gain access to CTI's website.

L.	Provide, or arrange for providing each Customer with information as to the Product's features, limitations, proper operation, maintenance, and warranty terms.

M.	Investigate, address and report to NovaCharge any complaints, comments and suggestions relating to the Products.

N.	Comply with all federal, state and local laws, regulations and ordinances applicable to their businesses and the sale and servicing of the Products, including obtaining any required approvals, authorizations and permits required by applicable law.

O.	Cooperate with distributors and resellers from other territories where Products will be sold or serviced for the sale and servicing of the Products in its Territory pursuant to the direction of NovaCharge even if orders are placed with NovaCharge or others inside or outside of the Territory.

6.   Purchase Orders and Acknowledgements

A. Purchase Orders. All purchases of Products by Reseller shall be made by written purchase order specifying the Product, part number, quantities, price and NovaCharge's line item and order minimums, requested delivery schedule, and shipping instructions. All purchase orders shall be subject to the terms and conditions of this Agreement. Any additional printed terms and conditions in Reseller's purchase order or NovaCharge's order acknowledgement conflicting with or adding to the terms and conditions of this Agreement, shall be of no force and effect, unless the Parties hereto agree in writing, in advance, to accept such terms and conditions.

B. Acceptance of Purchase Orders. All orders and modifications to orders are subject to acceptance or rejection by NovaCharge in its sole reasonable discretion. No purchase order shall be binding upon NovaCharge unless and until so accepted in writing by NovaCharge. NovaCharge agrees to use commercially reasonable efforts to notify Reseller of its acceptance or rejection of Reseller's order within ten (10) business days after NovaCharge's receipt thereof.

Channel Code

C. Refusal of Purchase Orders. NovaCharge may withhold shipments if Reseller is in violation of the payment obligations of Section 8(B) herein or otherwise is in material breach of this Agreement. Such withholding shall not be construed as a breach of this Agreement. NovaCharge will notify Reseller within ten (10) business days when the Reseller is on credit hold.

D. Change of Purchase Orders. Upon no less than forty - five (45) days prior written notice to NovaCharge, Reseller may reschedule an accepted purchase order for Products to a date that is later than the shipment date in such order, provided that no such rescheduled date shall be later than thirty (30) days after the original shipment date. NovaCharge may charge Reseller, and Reseller agrees to immediately pay up to twenty percent (20%) of the original purchase order amount for any reschedules of shipment of Products as prepayment for such purchase orders if Reseller requests a later shipment date less than forty - five (45) days before the original scheduled shipment date.

E. Warranties. The warranty on the Product and all remedies for product defects are limited by and to the CTI's Limited Warranty ("Limited Warranty"), which may be changed by CTI in its sole discretion. A copy of the Limited Warranty will be made available to Reseller as necessary. Reseller acknowledges and agrees that it is not allowed to provide any additional warranties, e.g., service warranty, extended warranty, and the like, related in any way to the Products.

7.   Delivery

A. Reseller shall be responsible for all costs of shipping, transportation, insurance, warehousing, and other charges and costs associated with shipment of the Products to Reseller or to the shipping location designated by Reseller. Shipping dates are approximate and are based upon prompt receipt of all necessary information from Reseller. In no event shall NovaCharge be liable for delay in delivery of the Products.

B. Delivery of the Products to Reseller shall be completed upon delivery of the Products to Reseller's freight forwarder and such forwarder's receipt thereof. All shipments shall be FOB CTI's warehouse or other location determined by NovaCharge. In all cases, title and the risk of loss or damage to any Product shall pass to Reseller upon delivery of the Products to Reseller's freight forwarder and such forwarder's receipt thereof. NovaCharge shall use commercially reasonable efforts to cause delivery of the Products ordered by Reseller on the date agreed in writing between NovaCharge and Reseller during the order and order acceptance process.

C. In no event shall NovaCharge be liable for any reprocurement costs for delay in delivery or non-delivery due to causes beyond NovaCharge's control. In the event of any such delay, the date of delivery shall automatically be extended for a period equal to the time lost by reason of the delay. In any event, NovaCharge shall not be in default for failure to deliver unless NovaCharge does not respond to the Reseller with a revised delivery commitment within ten (10) days after receipt of written notice of failure to deliver from Reseller. Reseller's sole remedy for such default shall be cancellation of the order. NovaCharge further reserves the right to allocate production deliveries among its other resellers and customers in a fair, reasonable, and non-discriminatory manner.

Channel Code

D. NovaCharge and CTI shall have the right to make substitutions and modifications to Products and in the specifications of Products sold by NovaCharge upon prior written notice to Reseller.

8.   Invoicing and Payment

A. Unless otherwise agreed in writing by the Parties, NovaCharge will issue an invoice to Reseller upon receipt of a purchase order and the date it ships the ordered Products. If Reseller causes a delay in delivery, NovaCharge may issue its invoice at any time on or after the scheduled delivery date.

B. Payment is due in full within fifteen (15) days from the date of issuance of the invoice. Invoiced amounts are not subject to reduction by set-off or otherwise without the express, prior written consent of NovaCharge.

C. If Reseller is in violation of the payment obligations of Section 8(B) at the time of

Product shipment, NovaCharge may require full or partial payment in advance, reclaim Products upon demand, or terminate any order or any portion thereof. NovaCharge shall notify Reseller within ten (10) business days if it has been placed on credit hold.

D. Prices and payments due to NovaCharge are exclusive of any sales, use, excise, value-added, withholding, or similar tax of any kind. Reseller agrees to pay and to indemnify and hold NovaCharge harmless from any sales, use, excise, value-added, withholding or similar tax levied on any Product arising out of the use or sale of the Product by or to Reseller, other than taxes measured by NovaCharge's income, corporate franchise, or personal property ownership. Any and all taxes imposed on the sale of the Products to Customers are the responsibility of Reseller to collect and pay to the appropriate taxing authorities.

9.   Termination of an Accepted Purchase Order

Reseller may cancel an accepted purchase order for Products without penalty if notice of such cancellation is received by NovaCharge no less than sixty (60) days prior to the scheduled shipment date. If Reseller requests cancellation of an accepted purchase order, or part thereof, for Products less than sixty (60) days prior to the scheduled shipment date, then NovaCharge may charge, and Reseller agrees to pay, a restocking fee of up to twenty percent (20%) of the amount of the order. Such fee will be invoiced on the originally scheduled shipment date. In addition, the price for the non-terminated portion of such purchase order may be increased to reflect the reduced volume level of the order.

10. Security Interest

A. NovaCharge shall retain a purchase money security interest in the Products until Reseller has paid the purchase price to NovaCharge in full. Reseller shall assist NovaCharge, at the reasonable request of NovaCharge, in recording and/or perfecting the security interest.

B. If NovaCharge terminates this Agreement pursuant to Section 34.B hereof, then NovaCharge shall have the right to declare the unpaid balance owing under any shipped but unpaid orders to be immediately due and payable, and to enforce its rights as a secured Party.

C. Upon Reseller's payment in full of the purchase price, NovaCharge shall use commercially reasonable efforts to promptly file a termination statement or other document needed to discharge the applicable security interest with the appropriate authorities.

Channel Code

11.   Reseller Prices

A. The price to Reseller will be as specified on the Reseller Price Schedule in effect as of the date of acceptance by NovaCharge of Reseller's Order or such other representative prices as NovaCharge may otherwise specifically quote with respect to special orders or items not listed. NovaCharge may update the Reseller Price Schedule from time to time upon thirty (30) day written notice from NovaCharge; provided that any price increase will not be effective as to specific Customer proposals Reseller is working on at the time of such notice so long as Reseller has provided NovaCharge, within thirty (30) days of NovaCharge's notice of the price increase, information regarding such proposals as reasonably requested by NovaCharge to verify its status and NovaCharge has approved the proposal in writing as being price protected.

B. The applicable prices, charges, discounts, and allowances may be changed by NovaCharge at any time by NovaCharge giving reasonable notice thereof to Reseller at least forty - five (45) days prior to the effective date of such change; provided, any price increase shall not affect existing accepted Purchase Orders made by Reseller which extend beyond the effective date of such change and which NovaCharge has approved in writing.

C. Reseller will have sole discretion in establishing the resale price for the Products.

12.   Changes in and Discontinuance of Products

A. NovaCharge shall notify Reseller at least sixty (60) days in advance of the date on which CTI will commence making any material change to any Product that renders such Product functionally obsolete ("Obsolescence Date"). In that event, Reseller may submit purchase orders to NovaCharge as a "last time buy" of the unchanged Product, to be placed within forty - five (45) days of such notice and requesting delivery not later than forty - five (45) days after the Obsolescence Date. NovaCharge will use commercially reasonable efforts to fulfill such orders as provided in Section 6 above. All orders accepted prior to NovaCharge's notice of obsolescence will be shipped, processed and invoiced provided they are scheduled to be delivered within forty - five (45) days after the Obsolescence Date.

B. Notwithstanding the foregoing, CTI reserves the right without notice and at any time to make:

i. non material changes to any Product;

ii. material changes to any Product:

a.	for safety reasons; or

b.	to comply with law, regulation, applicable industry standards (such as those promulgated by Underwriters Laboratories and the American National Standards Institute), court order or judgment without incurring any obligation or liability to Reseller with respect to changes described in this Section 12.B., including any obligation to make a similar change to Products previously sold to Reseller or ordered by Reseller and not yet shipped. Products so changed will be accepted by Reseller as standard Products conforming to existing orders. Delivery schedules will be extended sufficiently to accommodate the reasonable production capabilities of CTI resulting from changes described in this Section 12.B.

Channel Code

13.   Representations.

Reseller will not make and will not have any right, power or authority to make any representation, guarantee or warranty, either express or implied, on behalf of NovaCharge or CTI with respect to the Products beyond those made or authorized in writing by NovaCharge or CTI.

14.   Installation

Reseller is not authorized to install the Products. Reseller shall direct its Customers to authorized installers provided by NovaCharge for installation of the Products.

15.   Service

Reseller is not authorized to service the Products. Reseller may direct Customers to authorized service providers as identified by NovaCharge to Reseller. For the purposes of this Agreement, service includes any and all maintenance, repair, and warranty related services for the Product.

16.   Reports; Business Plan; Audit.Reseller shall provide to NovaCharge an auditable monthly sales report ("Sales Report"). The Sales Report shall include such information as the date, time, location and Customer of each Product including all applicable serial numbers that is sold during the period to which the report relates. Additionally, Reseller shall provide to NovaCharge a monthly non-binding sales forecast report ("Forecast Report") detailing Reseller's projected sales of the Product for the next twelve (12) months from the date of the Forecast Report. Each Sales Report and Forecast Report shall be provided to NovaCharge on a monthly basis, by no later than the third (3ni) business day of the month, in a form designated by NovaCharge. The initial Forecast Report shall be due to NovaCharge thirty (30) days from the Effective Date.

B.
Within thirty (30) days of the Effective Date of this Agreement, and thereafter at least twenty (20) days prior to the end of the calendar year, Reseller shall provide to NovaCharge a business plan setting forth its plan to generate leads, and sell Products and meet expenses related to the sale of Products for the following year.

C.
Reseller acknowledges that a designated representative of NovaCharge approved by Reseller (approval not to be unreasonably withheld, conditioned or delayed) is authorized to examine, audit, reproduce and take copies of the records required to be maintained by Reseller under Section 16 hereof. Examinations and audits will be conducted during regular business hours and at reasonable intervals and no more than twice per calendar year. Reseller will be furnished, upon request, a list of any reproduced records. Reseller shall maintain all records related to this Agreement during the term of the Agreement and for three (3) years after termination.

D.	Contact. From time to time, NovaCharge may send its representatives to visit, or otherwise contact Customers to inquire as to their perception of the Products and Reseller.

17.   NovaCharge Responsibilities

In support of Reseller's efforts hereunder and subject to the provisions of Section 2 hereof, NovaCharge will:

A. At its own expense, use its reasonable commercial efforts to market and promote the Products to Customers consistent with good business ethics.

Channel Code

B. Furnish electronic (soft-copy) versions of catalogs, data, specification sheets, and other information as determined by NovaCharge for reproduction and use by Reseller to assist Reseller sell the Products in accordance with this Agreement.

C. Provide access to NovaCharge's partner website;

D. Provide access to the required training with respect to the Products;

E. Furnish or procure furnishing of technical personnel with sufficient knowledge of the products to provide assistance to Reseller in connection with the sale of Products, including providing general Product information.

F. Offer to provide access to training to Reseller within thirty (30) days of the Effective Date of this Agreement.

G. Use commercially reasonable efforts to stay informed of conditions of the market in the Territory which are material to the sale of the Products, including publicly available information relating to competitors' products, services and customers and make this information available to Reseller.

H. Share all known Product issues with Reseller in a timely manner.

I. Maintain its operations and/or use reasonable commercial efforts to maintain its operations open during all days and hours which are customary for those who sell electric vehicle charging stations and related products, as lawful and necessary to properly support Reseller in serving its Customers and potential Customers in a safe and efficient manner.

J. Comply with all federal, state and local laws, regulations and ordinances applicable to its businesses, including obtaining any required approvals, authorizations and permits required by applicable law.

18.   Advertising

Reseller acknowledges that NovaCharge may or may not actively promote or market the Products in the Territory, and agrees that NovaCharge and Reseller shall mutually agree in advance and in writing on any assistance or support to Reseller in relation to such promotion or marketing. Reseller shall be permitted, at the sole expense of Reseller, to promote and market the Products subject to the following conditions:

A. Reseller will at all times adhere to ethical standards of advertising in promoting the Products or their operations.

B. Reseller shall not publish, cause or allow to be published, nor make any statement relating to any Product or the operations of the Products which may mislead or deceive Customers or the public generally.

C. Reseller may not use the name of NovaCharge or CTI or any of their Marks (as defined below) nor any of its affiliates in Reseller's advertising or promotional materials without NovaCharge's written consent, which shall not be unreasonably withheld or delayed, except as otherwise provided in Section 19 below.

D. NovaCharge may, at any time, require Reseller to desist from use of advertising or marketing material that NovaCharge deems to be inappropriate for use in connection with the Products, and Reseller shall immediately comply with such direction by NovaCharge.

Channel Code

19.   Name, Trademarks and Service Marks

A. NovaCharge and CTI and their affiliates are owners of various trademarks, service marks, names and designs (collectively, "Marks") used in connection with the Products.

B. Reseller is granted under this Agreement the nonexclusive privilege of displaying various the Marks, specifically CTI's marks SmartletTM and ChargePoint NetworkTM, in the conduct of their operations with regard to the Products, provided, however, that Reseller will discontinue the display or use of the Marks or change the manner in which the Marks are displayed or used with regard to the Products when requested to do so by NovaCharge or CTI. Either NovaCharge or CTI may provide trademark usage guidelines with respect to Reseller's use of the Marks, in which case Reseller thereafter must comply with such guidelines. If no such guidelines are provided, then for each initial use of the Marks, Reseller must obtain NovaCharge's prior written consent, which shall not be unreasonably withheld or delayed, and after such consent is obtained, Reseller may use the Marks in the approved manner. The Marks may not be used under this Agreement as a part of the name under which Reseller's business is conducted or in connection with the name of a business of any company affiliated with Reseller.

C. Reseller will not take any action, directly or indirectly, to register or cause to be registered any Marks in their favor or in the favor of any third Party.

Upon termination of Reseller's appointment hereunder, Reseller will, at its expense, immediately discontinue all use and display of Marks. After such termination, Reseller will not use, either directly or indirectly, any Marks or any other marks so resembling such Marks as to be likely to confuse or deceive.

D. Reseller will not remove, conceal or cover markings, labels, legends, trademarks, or trade names installed or placed on the Products by NovaCharge or CTI except as specifically agreed in writing by NovaCharge.

E. All uses that Reseller makes of the corporate name or of any trademark, trade name, service mark or copyright of NovaCharge or CTI, if permitted as provided herein, will be for the exclusive benefit of NovaCharge or CTI, respectively.

F. During the term of its appointment hereunder, Reseller will not, without the prior written consent of NovaCharge, register or apply for registration of any patent, trademark, service mark, copyright, trade name or registered design that is substantially similar to a patent, trademark, service mark, copyright, trade name or registered design of NovaCharge or CTI, or that is licensed to, connected with or derived from confidential, material or proprietary information imparted to or licensed to Reseller by NovaCharge during such term.

20.   Confidential Information

A. During the term of this Agreement, each Party (the "Receiving Party") may be provided with or otherwise learn confidential and/or proprietary information of the other Party (the "Disclosing Party") (including, without limitation, certain information and materials concerning the Disclosing Party's business, plans, Customers, technology, and products) that is of substantial value to the Disclosing Party, which is identified as confidential at the time of disclosure or which ought in good faith to be considered confidential based on the nature of the information or the circumstances surrounding disclosure ("Confidential Information"). All Confidential Information remains the property of the Disclosing Party. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and/or contractors who need to know the Confidential Information for purposes permitted under this Agreement and who are bound by

Channel Code

written confidentiality agreements with terms at least as restrictive as those provided in this Agreement. The Receiving Party will not use the Confidential Information without the Disclosing Party's prior written consent except in exercising its rights or performing its obligations under this Agreement. The Receiving Party will take measures to maintain the confidentiality of the Confidential Information similar to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance, but in no event less than reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

B. The confidentiality obligations do not extend to Confidential Information which (i) becomes publicly available without the fault of the Receiving Party; (ii) is rightfully obtained by the Receiving Party from a third party with the right to transfer such information without obligation of confidentiality; (iii) is independently developed by the Receiving Party without reference to or use of the Disclosing Party's Confidential Information; or (iv) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure. The Receiving Party will have the burden of proving the existence of any condition in this Section 20.B.

C. In the event that the Receiving Party or its agents or representatives should be requested or be required (by oral questions, in interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information, the Receiving Party shall provide the other with prompt notice of such requests so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with the provisions of this Section. It is further agreed that, if in the absence of a protective order or the receipt of a written waiver hereunder, the Receiving Party or its agents or representatives are nonetheless, in the opinion of their respective counsel compelled to disclose confidential information concerning the Disclosing Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may disclose such information to such tribunal without liability hereunder.

21.
Non-compete. Reseller agrees that, during the term of this Agreement, Reseller will not develop, acquire, market or distribute any other products that compete with the Products ("Competitive Products" defined below) without the prior written consent of NovaCharge. Reseller will give NovaCharge prompt notice of any request it receives to distribute any Competitive Products. For the purposes of this Agreement, Competitive Products means any product that provides the same functionality as the Products. Notwithstanding the requirements of this section, Reseller's ownership of Competitive Products for purposes other than sales, marketing, or distribution of such Competitive Products shall not be a violation of this section.

22.	NovaCharge Infringement Indemnity

A. NovaCharge shall defend at its expense any suits or proceedings against Reseller to the extent alleging that any Product as furnished hereunder infringes a U.S. patent, or any copyright or trademark, and to pay damages finally awarded in any such suits or proceedings or are agreed to by NovaCharge in settlement with such third party (including reasonable attorney's fees and expenses), provided that NovaCharge is notified promptly in writing of the suit and at NovaCharge's request and at its expense is given control of said suit and all requested reasonable assistance for defense of same. If the use or sale of any Product furnished hereunder is enjoined as a result of such suit, NovaCharge, at its option and at no expense to Reseller, shall obtain for Reseller the right to use and resell said Product, or shall substitute a functionally equivalent Product acceptable to Reseller and extend this indemnity thereto. This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent, copyright or trademark by the combination of a Product furnished by NovaCharge with other elements not furnished by NovaCharge if such infringement would have been avoided by the use of the Product alone.

Channel Code

B. THE FOREGOING STATES THE EXCLUSIVE AND ENTIRE LIABILITY OF NOVACHARGE FOR INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION.

23.   General Indemnification

Each Party hereto (the "Indemnitor") agrees to, and shall, indemnify, defend and hold harmless the other Party hereto (the "Indemnitee"), and its directors, shareholders, officers, agents, employees, successors and assigns from any and all third party claims, suits, proceedings, judgments, damages, and costs (including reasonable attorneys' fees and expenses) arising from, in connection with or related in any way to, directly or indirectly, (i) the Indemnitee's material breach of any obligation of the Indemnitor in this Agreement (unless an exclusive remedy or liability exclusion is otherwise provided for in the applicable provision(s) of this Agreement), and (ii) the gross negligence or willful misconduct of the Indemnitor, its employees, agents, or contractors in the performance of this Agreement. The Indemnitee shall promptly notify the Indemnitor of any such claim, and the Indemnitor shall bear full responsibility for the defense of such claim (including any settlements); provided however, that: (1) the Indemnitor shall keep the Indemnitee informed of, and consult with the Indemnitee in connection with the progress of such litigation or settlement; (2) the Indemnitor shall not have any right, without the Indemnitee's written consent, which consent shall not be unreasonably withheld, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnitee, or requires any specific performance or non-pecuniary remedy by the Indemnitee; and (3) the Indemnitee shall have the right to participate in the defense of a claim with counsel of its choice at its own expense.

24.   Product Liability

A. Should any product liability claims, demands, disputes or lawsuits by consumers or members of the general public relating to or arising out of personal injury and/or damage to property caused by alleged defects in any of the Products ("PL Claims") be made against NovaCharge or Reseller in the U.S.A., regardless of whether such PL Claim is based on breach of warranty, negligence or strict liability, Reseller and NovaCharge will provide to the other Party prompt notice of such PL Claim and every formal PL Claim document received by either of them relating to such PL Claim. NovaCharge and Reseller agree to share such information with CTI as well.

B. With respect to any such PL Claim, Reseller and NovaCharge agree to communicate and cooperate with each other and with CTI and, if necessary, any appropriate insurance carrier, to the extent possible in the defense of such PL Claim Reseller and NovaCharge will make available to each other and CTI the services of knowledgeable personnel and information, within each Party's control, necessary to the defense of the PL Claim. During the pendency of any alternative dispute resolution procedure or litigation involving such a PL Claim ("Legal Action"), Reseller and NovaCharge will make reasonable commercial efforts to refrain from taking any action, including third party claims, against each other which may adversely affect the other Party's position with respect to the PL Claim or Legal Action except to enforce the indemnity provisions set forth herein below. Each Party will retain the right to conduct its own defense of a PL Claim made against it subject to the indemnity provisions set forth herein below.

Channel Code

C. NovaCharge shall indemnify and hold Reseller harmless against any PL Claim or action threatened or brought by a third party to the extent such PL Claim or action results from Product defects attributed to the design or manufacture of the Products, or, if such PL Claim is dismissed or settled prior to judgment, alleges the defect to be attributable to NovaCharge or CTI, unless and to the extent Reseller is liable for indemnity under Section 23 hereof or such PL Claim or action is otherwise attributable to the negligence of Reseller. Additionally, NovaCharge shall indemnify Reseller with respect to damages awarded to such third party, as well as court costs and/or reasonable attorney's fees actually incurred by Reseller with respect thereto.

D. Reseller shall indemnify and hold NovaCharge and CTI harmless against any PL Claim or action threatened or brought by a third party arising out of the death of or injury to any person, damage to any property, or other damages or loss by whomsoever suffered to the extent such PL Claim or action results from defects attributed to the design or manufacture of the Products, if such PL Claim is dismissed or settled prior to judgment, alleges the defect to be attributable to Reseller, unless and to the extent NovaCharge is liable for indemnity under Section 23 hereof or such PL Claim or action is otherwise attributable to the negligence of NovaCharge. Additionally, Reseller shall indemnify said NovaCharge and CTI with respect to damages awarded to such third party, as well as court costs and/or reasonable attorney's fees actually incurred by it with respect thereto.

E. If such PL Claims or actions result from matters falling within both Parties' obligations under Section 23 hereof or are otherwise attributable to both Parties' negligence, the Parties obligations thereunder shall be apportioned in a fair and equitable manner based on the contribution of each to any resulting liability.

F. The foregoing states the exclusive and entire liability of the Parties with respect to product liability indemnification.

G. Each Party will maintain product liability insurance with respect to the Products sold up to an amount and as for a period as to be separately agreed between the Parties.

25.   Limitation of Liability

A. Except for the payment of Products, liability for indemnification against third party claims, liability for breach of confidentiality, liability for infringement or misappropriation of the other Party's intellectual property rights, or as otherwise specifically provided in this Agreement, to the maximum extent allowed by law, neither Party will be liable for indirect, incidental, special or consequential damages hereunder.

B. Neither Party shall be liable for amounts or other performance in connection with the settlement of a PL Claim, action, liability, loss, payment of attorney's fees, cost or expense if such Party did not approve such settlement in writing.

C. Except for the payment of Products, liability for indemnification against third party claims, liability for breach of confidentiality, liability for infringement or misappropriation of the other Party's intellectual property rights or Reseller's breach of Section 21, each Party's aggregate liability under this Agreement shall not exceed the amounts paid or payable from Reseller to NovaCharge in the calendar year prior to the event giving rise to the claim.

 26.   Insurance

A. Required Coverage. During the term of this Agreement and for a period of not less than one year following termination or expiration of the Agreement, NovaCharge and Reseller shall each, at its sole cost and expense, maintain in full force and effect, the following insurance: comprehensive general liability insurance, including contractual liability insurance and product liability insurance, on an "occurrence basis" against claims for property damage, bodily injury or death, with limits of not less than U S $500,000.00 per person and not less than U S $1,000,000.00 per occurrence.

Channel Code

B. Cancellation. All policies of insurance that each Party is required to maintain under this Section shall provide that the other Party shall be an additional insured. In addition, all such policies shall contain an agreement on the part of the insurers that, in the event of cancellation of the policy in whole or in part, or a material reduction as to coverage or amount thereof, whether initiated by the insurer or the insured, the insurer shall provide at least thirty (30) days' advance written notice to the other Party prior to such cancellation or reduction in coverage.

C. Evidence of Insurance. Reseller shall furnish evidence that it has obtained the insurance required to be maintained pursuant to this Section. Such evidence shall be in the form of insurance certificates that shall contain the notice provision and additional insured requirement described in Section 25.C.B.

27.   Business Expenses

All business expenses, costs and charges incurred by Reseller in the performance of this Agreement will be paid by Reseller unless, in each instance, in advance of incurring such expense, cost or charge, the Parties otherwise agree in writing.

28.   No Export Reseller agrees not to export any Products outside of the United States.

29.   Notices

All notices hereunder will be given in writing, and the effective date of each such notice will be deemed to be (i) the fifth (5`11) business day following the date of its deposit in a local postal box, postage prepaid, (ii) the delivery date next following the day of sending such notice via a recognized private carrier providing overnight delivery services, or (iii) upon the day of confirmed transmittal by facsimile or electronic mail, to the addresses listed in Exhibit 4. In the event of a change of address, the Party whose address has changed will notify the other Party in writing.

30.   Assignment of Rights; Delegation of Obligations

A.    By Reseller

Neither this Agreement, nor any rights or obligations hereunder, will be assigned, delegated, pledged or otherwise transferred by Reseller, whether by operation of law or otherwise, without the prior written consent of NovaCharge (consent not to be unreasonably withheld) provided, however, that Reseller may transfer any rights or obligations hereunder to any Reseller subsidiary or affiliate provided that the assigning Reseller entity remains jointly and severally liable for the obligations of the assignee hereunder. Any such attempted transfer, whether voluntary or involuntary, outside the scope of this Section 30.A will be null and void if done without such prior written consent.

B.     By NovaCharge

NovaCharge may freely assign this Agreement and its rights and obligations hereunder to any NovaCharge subsidiary or affiliate, or to an unaffiliated successor to all or substantially all of the business associated with the Product (provided that such unaffiliated successor is reasonably capable of fulfilling the obligations under this Agreement).

Channel Code

31.   Amendment and Modification

Except as otherwise specifically provided herein, this Agreement may not be varied in its terms other than by a written instrument duly executed contemporaneously with or subsequently to the execution of this Agreement by a duly authorized representative of each Party. Notwithstanding the foregoing, the manuals and procedures referenced in this Agreement or incorporated into this Agreement by reference may be modified by NovaCharge without prior notice.

32.   Waiver

A. The failure of either Party at any time to require performance by the other Party of any obligation hereunder will in no way affect the full right to require such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof will not constitute a waiver of the provision itself. The failure of either Party to exercise any of its rights provided in this Agreement will not constitute a waiver of such rights.

B. No waiver will be effective unless in writing and signed by an authorized representative of the Party against whom such waiver is sought to be enforced. Any such waiver will be effective only in respect of the specific instance and for the specific purpose given.

33.   Force Majeure

A. Except with respect to payment obligations, neither Party will be liable for failure to perform any of its obligations hereunder due to causes beyond the Party's reasonable control and occurring without its fault or negligence (a "Force Majeure Event"). A Force Majeure Event will include, but not be limited to, fire, flood, hurricane, earthquake or other natural disaster (irrespective of the Party's condition of any preparedness therefore); war, embargo; riot; strike; labor action; any lawful order, decree, or other directive of any government authority that prohibits a Party from performing its obligations under this Agreement; material shortages; shortage of transport; and failures of suppliers to deliver material or components in accordance with the terms of their contracts.

B. Neither Party will be liable for the inability to use the Products for any period of time due to electricity shortages.

C. Nothing herein will be construed as preventing either Party from terminating or canceling this Agreement in accordance with the termination provisions hereof notwithstanding the occurrence of a Force Majeure Event.

34.   Term and Termination

A. Term. In the event that NovaCharge's rights under its agreement with CTI is terminated for any reason, then this Agreement shall also be terminated effective with the termination of the NovaCharge agreement with CTI. The term of the Agreement begins on the Effective Date and will continue for one (1) year ("Initial Term") unless earlier terminated as provided in this Section 34. The Agreement will automatically renew for successive one (1) year terms unless either Party elects not to renew the Agreement by giving the other Party written notice thereof at least ninety (90) days prior to the end of the then current term or unless earlier terminated as provided in this Section 34.

Channel Code

B. Right to Contact cn. In the event that NovaCharge's rights under its agreement with CTI is terminated for any reason, and this Agreement is terminated effective with the termination of the NovaCharge agreement with CTI as set forth in subsection [A] above, Reseller shall be entitled to contact CTI directly to engage in a separate contract and conduct business directly with CTI without any liability to NovaCharge hereunder.

C. Termination for Cause. Either Party may terminate this Agreement immediately, upon written notice to the other Party, (i) upon the other Party's material breach of any term of this Agreement not cured within thirty (30) days following receipt of written notice from the non-breaching Party describing such breach; (ii) institution by or against the other of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other's debts, (iii) upon the other's making an assignment for the benefit of creditors or (iv) upon the other's dissolution or ceasing to conduct business in the normal course. Material breach by Reseller entitling NovaCharge to terminate this Agreement as provided above shall include but is not limited to Reseller's failure to meet the Minimum Requirements for more than twelve (12) months.

D. Effect of Termination. After any termination or expiration of this Agreement:

i.
Neither Party shall have any liability to the other for any claims arising out of a termination of this Agreement in accordance with its terms, including without limitation, for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill. However, termination shall not extinguish any liability of either Party arising before termination of this Agreement, including without limitation, for payment due for the Products. Notwithstanding the foregoing, if NovaCharge terminates this Agreement pursuant to Section 34.B, NovaCharge may, in its sole discretion, cancel any or all of Reseller's Purchase Orders for the Products which have not yet been delivered to Reseller.

ii.
If Reseller has an inventory of Products on the date of termination, unless NovaCharge terminated this Agreement pursuant to Section 34.B above, Reseller may continue to resell the Products in accordance with the terms of this Agreement, including, but not limited to, Reseller's provision to NovaCharge of reports and payments with respect to such inventory as required under this Agreement.

iii.	All Confidential Information and sales and promotional materials will remain the property of NoVaCharge and will be returned to NovaCharge thirty (30) days after the effective date of termination.

35.   Dispute Resolution

A. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or to the breach or termination hereof (a "Dispute"), the Parties agree to resolve the same as follows:

i.	The Parties shall initially attempt to resolve the Dispute through consultations and negotiations.

ii.
If the Dispute has not been resolved amicably within thirty (30) days after any disputing Party provides notice thereof, unless the Parties agree otherwise, the Dispute shall be resolved by final and binding arbitration in Tampa, Florida, in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the "AAA"). The language to

Channel Code

be used in the arbitral proceeding shall be English. Each of the arbitrators shall be neutral, independent and impartial, and knowledgeable of the electric vehicle industry. The arbitrators shall render a written award stating the reasons for the decision. Judgment on an arbitral award or decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award or decision and any appropriate order, including enforcement.

iii.	Each of the Parties consents to the submission of any Dispute for settlement by final and binding arbitration in accordance with subsection 35.A(ii) above.

iv.
Notwithstanding the foregoing, either Party may request injunctive and equitable relief either from the arbitrators or from a court of competent jurisdiction if the other Party has breached its obligations with respect to protection of confidential and/or proprietary information. The Parties consent to the exclusive jurisdiction and venue of the courts located in and serving Tampa, Florida in all such matters arising out of or relating to this Agreement unless both Parties agree to arbitrate such matters in accordance with this section.

36.   Applicable Law

This Agreement will be construed, and performance will be determined, according to the laws of the State of Florida.

37.   Binding Effect

This Agreement will be binding on and inure to the benefit of the Parties' respective successors and assigns, if any.

38.   Survival

Those provisions dealing with confidentiality and those other provisions which by their nature or terms are intended to survive the termination of this Agreement, including but not limited to Sections 20, 21, 23, 24 and 25 will remain in full force and effect as between the Parties hereto as contemplated hereby.

39.   Severability

Except as otherwise specifically provided herein, if any term or condition of this Agreement or the application thereof to either Party will to any extent be determined jointly by the Parties or by any judicial, governmental or similar authority, to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to this Agreement, the Parties of circumstances other than as to which it is determined to be invalid or unenforceable, will not be affected thereby. If, however such invalidity or unenforceability will, in the reasonable opinion of either Party cause this Agreement to fail of its intended purpose and the Parties cannot by mutual agreement amend this Agreement to cure such failure, either Party may terminate this Agreement for cause as provided herein above.

40.   Governmental Approvals

A. Reseller warrants and represents that it possesses full power and authority under applicable federal and state law to enter into and execute this Agreement.

Channel Code

B. Where necessary and appropriate, NovaCharge and Reseller will cooperate in securing any governmental approvals and/or permits required to effectuate the transactions contemplated by this Agreement.

41.   Announcements. Except as may be required by law or governmental order, no announcement or publication of this Agreement or any of the contents hereof shall be made by either Party without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

42.   Entire Agreement

This Agreement contains the entire agreement between the Parties and supersedes and cancels all previous and contemporaneous agreements, negotiations, commitments, understandings, representations and writings in respect to the subject matter hereof.

43.   Disclaimer of Agency and Franchise Agreement

Reseller and NovaCharge agree that Reseller is not and shall not hold itself out as NovaCharge's agent in any respect or for any purpose. Reseller is not authorized to incur any obligations or to make any representations or warranties on NovaCharge's behalf other than those specifically set forth in this Agreement. Reseller and NovaCharge agree that this Agreement does not constitute a franchise agreement, notwithstanding the laws of any jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NOVACHARGE, LLC		RESELLER

By:		By:	/s/ Raphael Perez

Title:	President	Title:	Secretary

By:		By:

Title:		Title:

Channel Code

Exhibit 1 - Product List

This Agreement applies to the following Product categories:

• SmartletTM Charging Stations

• Associated SmartletTM Options and Accessories

Repair Parts:

• SmartletTM Field Replaceable Units

• SmartletTM Spare Parts

** Products are only manufactured for use within the United States and shall not be exported.

Exhibit 2 - Minimum Purchase and Performance Requirements

A. Minimum Purchase Requirement

No minimum purchase requirement will be required for the first six months of this agreement. For the subsequent six months the Reseller and NovaCharge will agree on a reasonable goal based on the unit ordering history for the previous period.

B. Performance Requirements

a.      Installer Recruitment

At least one qualified installer will be recruited for each area where Products are being shipped. Reseller can be a qualified installer, if approved by NovaCharge.

b.      Maintenance Contracts

All customers will be offered CTI/NovaCharge extended warranties.

C. Evaluation

NovaCharge will evaluate Resellers every six (6) months to determine if their Minimum Purchase and Performance Requirements have been met. Reseller will receive written notice if it has failed to meet its Minimum Purchase Requirement after the first consecutive six (6) months following the Effective Date.

Channel Code

Exhibit 3- Territory

Southeast Region

Mississippi, Alabama, Georgia, Florida, South Carolina, North Carolina, and Virginia.

Any opportunities outside the Territory specified above may be presented by Reseller to NovaCharge and negotiated on a case-by-case basis.

Channel Code

Exhibit 4 - Addresses

NOVACHARGE, LLC.

Contractual Correspondence:
8710 W. Hillsborough Avenue #104	E:Mail: heldarodriguez@novacharge.net
Tampa, Florida 33615	Phone: (813) 333-1119
Attn: President	FAX: (813) 569-0716

RFQ, Shipping Releases and Schedules:
8710 W. Hillsborough Avenue #104	E:Mail: heldarodriguez@novacharge.net
Tampa, Florida 33615	Phone: (813) 333-1119
FAX: (813) 569-0716

Payments and Invoicing:
8710 W. Hillsborough Avenue #104	E:Mail: heldarodriguez@novacharge.net
Tampa, Florida 33615	Phone: (813) 333-1119
FAX: (813) 569-0716

RESELLER

Attn:
Phone:
Fax:
E:mail: